Exhibit 99.1

GSI TECHNOLOGY UPDATES OUTLOOK REGARDING

FOURTH-QUARTER FISCAL 2009 REVENUES

—  Financial Results to be Announced on May 7, 2009  —

Santa Clara, Calif. — April 21, 2009 — GSI Technology, Inc. (Nasdaq: GSIT) announced that it expects net revenues for its fourth fiscal quarter ended March 31, 2009 to exceed by approximately 15% the top end of its previous guidance of $11.0 million to $11.7 million provided on February 5, 2009.  Gross margin for the fourth quarter is still expected to be in the range of 36.0% to 38.0%, as previously estimated.  The Company cautioned that these results are preliminary and are subject to change.

GSI expects to release its fourth-quarter and year-end fiscal 2009 financial results at the market close on Thursday, May 7, 2009.  Management will also conduct its regular quarterly conference call to review the company’s financial results.

Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:30 p.m. PDT (4:30 p.m. EDT) on May 7.  To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 95969737. One may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these web sites will host an archive of the call.

About GSI Technology
Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements.

Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly closing process, which could result in adjustments to the preliminary financial results.  Further information regarding other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Contacts:
Douglas M. Schirle	Philip Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
408-980-8388	310-208-2550

#   #   #